Exhibit 10.8(e)

FOURTH AMENDMENT

THIS FOURTH AMENDMENT (this “Fourth Amendment”) is made and entered into as of May 1, 2014, by and between CA-TOWERS AT SHORES CENTER LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and COHERUS BIOSCIENCES, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant (formerly known as Biogenerics, Inc., a Delaware corporation) are parties to that certain lease dated September 26, 2011, as previously amended by that certain First Amendment dated as of May 17, 2012, that certain Second Amendment dated as of September 11, 2013, and that certain Third Amendment dated as of February 4, 2014 (the “Third Amendment”) (together, as amended, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 10,560 rentable square feet (the “Existing Premises”) described as Suite No. 200 consisting of approximately 6,638 rentable square feet on the on the second floor of the building commonly known as Towers @ Shores – 201 Redwood Shores located at 201 Redwood Shores Parkway, Redwood City, California (the “Building”), Suite No. 295 consisting of approximately 1,865 rentable square feet on the second floor of the Building, and Suite No. 275 consisting of approximately 2,057 rentable square feet on the second floor of the Building.

B.	The Lease will expire by its terms on September 30, 2016 (the “Extended Expiration Date”), and the parties wish to extend the term of the Lease on the following terms and conditions.

C.	The parties wish to expand the Premises (defined in the Lease) to include additional space, containing approximately 4,303 rentable square feet described as Suite Nos. 242 and 245 on the second floor of the Building and shown on Exhibit A attached hereto (the “Suites 242 & 245 Expansion Space”), on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Extension. The term of the Lease is hereby extended through April 30, 2017 (the “Additional Extended Expiration Date”) with respect to the entire Premises. The portion of the term of the Lease beginning on the date immediately following the Extended Expiration Date (the “Additional Extension Date”) and ending on the Additional Extended Expiration Date shall be referred to herein as the “Additional Extended Term”.

2.	Expansion.

2.1.	Effect of Expansion. Effective as of the Suites 242 & 245 Expansion Effective Date (defined in Section 2.2 below), the Premises shall be increased from 10,560 rentable square feet on the second floor to 14,863 rentable square feet on the second floor by the addition of the Suites 242 & 245 Expansion Space, and, from and after the Suites 242 & 245 Expansion Effective Date, the Existing Premises and the Suites 242 & 245 Expansion Space shall collectively be deemed the Premises. The term of the Lease for the Suites 242 & 245 Expansion Space (the “Suites 242 & 245 Expansion Term”) shall commence on the Suites 242 & 245 Expansion Effective Date and, unless sooner terminated in accordance with the Lease, end on the Additional Extended Expiration Date. From and after the Suites 242 & 245 Expansion Effective Date, the Suites 242 & 245 Expansion Space shall be subject to all the terms and conditions of the Lease except as provided herein. Except as may be expressly provided herein, (a) Tenant shall not be entitled to receive, with respect to the Suites 242 & 245 Expansion Space, any allowance, free rent or other financial concession granted with respect to the Existing Premises, and (b) no representation or warranty made by Landlord with respect to the Existing Premises shall apply to the Suites 242 & 245 Expansion Space.

2.2.

Suites 242 & 245 Expansion Effective Date. As used herein, “Suites 242 & 245 Expansion Effective Date” means the earlier of (i) the date on which Tenant first conducts business in the Suites 242 & 245 Expansion Space pursuant to this Fourth Amendment, or (ii) two (2) days after the date on which the Tenant Improvement Work

(defined in Exhibit B attached hereto) is Substantially Complete (defined in Exhibit B attached hereto), which is anticipated to be April 15, 2014 (the “Suites 242 & 245 Target Expansion Effective Date”). The adjustment of the Suites 242 & 245 Expansion Effective Date and, accordingly, the postponement of Tenant’s obligation to pay rent for the Suites 242 & 245 Expansion Space shall be Tenant’s sole remedy if the Tenant Improvement Work is not Substantially Complete on the Suites 242 & 245 Target Expansion Effective Date. If the Suites 242 & 245 Expansion Effective Date is delayed, the Additional Extended Expiration Date shall not be similarly extended.

2.3.	Confirmation Letter. At any time after the Suites 242 & 245 Expansion Effective Date, Landlord may deliver to Tenant a notice substantially in the form of Exhibit C attached hereto, as a confirmation of the information set forth therein. Tenant shall execute and return (or, by written notice to Landlord, reasonably object to) such notice within five (5) days after receiving it.

3.	Base Rent.

3.1.	Existing Premises During Additional Extended Term. With respect to the Existing Premises during the Additional Extended Term, the schedule of Base Rent shall be as follows:

Period of Additional Extended Term	Annual Rate Per Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent
10/1/2016 – 4/30/2017	$59.01	$51,928.80

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

3.2.	Suites 242 & 245 Expansion Space During Suites 242 & 245 Expansion Term. With respect to the Suites 242 & 245 Expansion Space during the Suites 242 & 245 Expansion Term, the schedule of Base Rent shall be as follows:

Period During Suites 242 & 245 Expansion Term	Annual Rate Per Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent
Suites 242 & 245 Expansion Effective Date through last day of 12th full calendar month of Suites 242 & 245 Expansion Term	$54.00	$19,363.50
13th through 24th full calendar months of the Suites 242 & 245 Expansion Term	$55.62	$19,944.41
25th full calendar month of the Suites 242 & 245 Expansion Term through 4/30/2017	$57.29	$20,543.24

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

4.	Additional Security Deposit. Upon Tenant’s execution hereof, Tenant shall pay Landlord the sum of $6,767.00, which shall be added to and become part of the Security Deposit held by Landlord pursuant to Section 1.8 of the Lease. Accordingly, simultaneously with the execution hereof, the Security Deposit is hereby increased from $23,233.00 to $30,000.00.

5.	Tenant’s Share. With respect to the Suites 242 & 245 Expansion Space during the Suites 242 & 245 Expansion Term, Tenant’s Share shall be 1.2865%.

6.	Expenses and Taxes.

6.1.

Existing Premises During Additional Extended Term. With respect to the Existing Premises during the Additional Extended Term, Tenant shall pay for Tenant’s Share of Expenses and Taxes in accordance with the terms of the Lease; provided, however, that, with respect to the portion of the Existing Premises containing approximately 8,503 rentable square feet and described as Suite Nos. 200 and 295, during the Additional Extended Term the Base Year for Expenses and Taxes shall continue to be 2013, and with respect to the portion of the Existing Premises containing approximately 2,057 rentable square feet and described as Suite No. 275, during the Additional Extended Term the Base Year for Expenses and Taxes shall continue to be 2014.

6.2.	Suites 242 & 245 Expansion Space During the Suites 242 & 245 Expansion Term. With respect to the Suites 242 & 245 Expansion Space during the Suites 242 & 245 Expansion Term, Tenant shall pay for Tenant’s Share of Expenses and Taxes in accordance with the terms of the Lease; provided, however, that, with respect to the Suites 242 & 245 Expansion Space during the Suites 242 & 245 Expansion Term, the Base Year for Expenses and Taxes shall be 2014.

7.	Improvements to Existing Premises and Suites 242 & 245 Expansion Space.

7.1.	Configuration and Condition of Existing Premises and Suites 242 & 245 Expansion Space. Tenant acknowledges that it is in possession of the Existing Premises and that it has inspected the Suites 242 & 245 Expansion Space, and agrees to accept each such space in its existing configuration and condition (or, in the case of the Suites 242 & 245 Expansion Space, in such other configuration and condition as any existing tenant of the Suites 242 & 245 Expansion Space may cause to exist in accordance with its lease), without any representation by Landlord regarding its configuration or condition and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Fourth Amendment.

7.2.	Responsibility for Improvements to the Suites 242 & 245 Expansion Space. Landlord shall perform improvements to the Suites 242 & 245 Expansion Space in accordance with Exhibit B attached hereto.

8.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Fourth Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

8.1	Deletions. Section 6.2 and Exhibit B of the Third Amendment are hereby deleted in their entirety and are of no further force or effect.

8.2.	Parking. Effective as of the Suites 242 & 245 Expansion Effective Date, the reference to “Thirty-five (35) unreserved parking spaces” set forth in Section 1.9 of the Lease, is hereby amended and restated as “Forty-nine (49) unreserved parking spaces.”

8.3.	Early Access to Suites 242 & 245 Expansion Premises. Tenant may enter the Suites 242 & 245 Expansion Space after the installation of carpeting in the Suites 242 & 245 Expansion Space and before the Suites 242 & 245 Expansion Effective Date, solely for the purpose of installing equipment, furnishings and other personal property in the Suites 242 & 245 Expansion Space. Other than the obligation to pay Base Rent and Tenant’s Share of Expenses and Taxes with respect to the Suites 242 & 245 Expansion Space, all of Tenant’s obligations hereunder shall apply during any period of such early entry. Notwithstanding the foregoing, Landlord may limit, suspend or terminate Tenant’s rights to enter the Suites 242 & 245 Expansion Space pursuant to this Section 8.2 if Landlord reasonably determines that such entry is endangering individuals working in the Suites 242 & 245 Expansion Space or is delaying completion of the Tenant Improvement Work (defined in Exhibit B).

8.4.	California Public Resources Code § 25402.10. If Tenant (or any party claiming by, through or under Tenant) pays directly to the provider for any energy consumed at the Building, Tenant, promptly upon request, shall deliver to Landlord (or, at Landlord’s option, execute and deliver to Landlord an instrument enabling Landlord to obtain from such provider) any data about such consumption that Landlord, in its reasonable judgment, is required to disclose to a prospective buyer, tenant or mortgage lender under California Public Resources Code § 25402.10 or any similar law.

8.5.	California Civil Code Section 1938. Pursuant to California Civil Code § 1938, Landlord hereby states that, to Landlord’s actual knowledge, the Existing Premises and the Suites 242 & 245 Expansion Space have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52).

9.	Miscellaneous.

9.1.	This Fourth Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant shall not be entitled, in connection with entering into this Fourth Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Fourth Amendment.

9.2.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

9.3.	In the case of any inconsistency between the provisions of the Lease and this Fourth Amendment, the provisions of this Fourth Amendment shall govern and control.

9.4.	Submission of this Fourth Amendment by Landlord is not an offer to enter into this Fourth Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Fourth Amendment until Landlord has executed and delivered it to Tenant.

9.5.	Capitalized terms used but not defined in this Fourth Amendment shall have the meanings given in the Lease.

9.6.	Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (other than Cornish & Carey, Palo Alto) claiming to have represented Tenant in connection with this Fourth Amendment. Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (other than Cornish & Carey, San Mateo) claiming to have represented Landlord in connection with this Fourth Amendment. Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Fourth Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

9.7.	If Tenant has any expansion right (whether such right is designated as a right of first offer, right of first refusal, expansion option or otherwise) that was granted to Tenant under the Lease (as determined without giving effect to this Fourth Amendment) and that, by virtue of this Fourth Amendment, will continue in effect during the Additional Extended Term, then, from and after the Additional Extension Date, such expansion right shall be subject and subordinate to any expansion right (whether such right is designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building or Project existing on the date of mutual execution and delivery hereof.

9.8.	If Tenant has any expansion right (whether such right is designated as a right of first offer, right of first refusal, expansion option or otherwise) that was granted to Tenant under the Lease (as determined without giving effect to this Fourth Amendment) and that, by virtue of this Fourth Amendment, will apply to space different from or in addition to the space to which such expansion right previously applied, then, as applied to such different or additional space, such expansion right shall be subject and subordinate to any expansion right (whether such right is designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building or Project existing on the date of mutual execution and delivery hereof.

[SIGNATURES ARE ON FOLLOWING PAGE]

EXHIBIT A

OUTLINE AND LOCATION OF SUITES 242 & 245 EXPANSION SPACE

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EXHIBIT B

WORK LETTER

THE TOWERS @ SHORES CENTER

201 REDWOOD SHORES

REDWOOD CITY, CALIFORNIA

As used in this Exhibit B (this “Suites 242 & 245 Work Letter”), the following terms shall have the following meanings:

(i)	“Premises” means the Suites 242 & 245 Expansion Space;

(ii)	“Tenant Improvements” means all improvements to be constructed in the Premises pursuant to this Suites 242 & 245 Work Letter;

(iii)	“Tenant Improvement Work” means the construction of the Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Tenant Improvements;

(iv)	“law” means Law; and

(v)	“Agreement” means the Fourth Amendment of which this Suites 242 & 245 Work Letter is a part.

1 COST OF TENANT IMPROVEMENT WORK. Except as provided in Section 2.7 below, the Tenant Improvement Work shall be performed at Landlord’s expense.

2 WORK LIST.

2.1 Work List. Landlord shall perform improvements to the Premises in accordance with the following work list (the “Work List”) using Building-standard methods, materials and finishes.

WORK LIST

ITEM

1.	Install new Building-standard carpet in Premises.

2.	Install card readers on the two (2) doors that open into the common corridor.

2.2 [Intentionally Omitted]

2.3 [Intentionally Omitted]

2.4 [Intentionally Omitted]

2.5 [Intentionally Omitted]

2.6 [Intentionally Omitted]

2.7 Revisions to Work List. The Work List shall not be revised without Landlord’s agreement, which agreement may be withheld or conditioned in Landlord’s sole and absolute discretion. If Tenant requests any revision to the Work List, Landlord shall provide Tenant with notice approving or disapproving such revision, and, if Landlord approves such revision, Landlord shall have such revision made and delivered to Tenant, together with notice of any resulting change in the cost of the Tenant Improvement Work, within 10 business days after the later of Landlord’s receipt of such request or the mutual execution and delivery of this Agreement if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than 15 business days after the later of such receipt or such execution and delivery) if such revision is material, whereupon Tenant, within one (1) business day, shall notify Landlord whether it desires to proceed with such revision. If Landlord has begun performing the Tenant Improvement Work, then, in the absence of such authorization, Landlord shall have the option to continue such performance disregarding such revision. Landlord shall not revise the Work List without Tenant’s consent, which shall not be unreasonably withheld or conditioned.

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Tenant shall approve, or reasonably disapprove (and state, with reasonable specificity, its reasons for disapproving), any revision to the Work List within two (2) business days after receiving Landlord’s request for approval thereof. Any change order affecting the Work List shall be deemed a revision to the Work List. Tenant shall reimburse Landlord, immediately upon demand, for any increase in the total cost associated with the Tenant Improvement Work that results from any revision to the Work List requested by Tenant, including the cost of preparing such revision.

2.8 [Intentionally Omitted]

3 CONSTRUCTION.

3.1 Contractor. Landlord shall retain a contractor of its choice (the “Contractor”) to perform the Tenant Improvement Work. In addition, Landlord may select and/or approve of any subcontractors, mechanics and materialmen used in connection with the performance of the Tenant Improvement Work.

3.2 [Intentionally Omitted]

3.3 Permits. Landlord shall cause the Contractor to apply to the appropriate municipal authorities for, and obtain from such authorities, all permits necessary for the Contractor to complete the Tenant Improvement Work (the “Permits”).

3.4 Construction

3.4.1 Performance of Tenant Improvement Work. Landlord shall cause the Contractor to perform the Tenant Improvement Work in accordance with the Work List.

3.4.2 Contractor’s Warranties. Tenant waives all claims against Landlord relating to any defects in the Tenant Improvements; provided, however, that if, within 30 days after substantial completion of the Tenant Improvement Work, Tenant provides notice to Landlord of any non-latent defect in the Tenant Improvements, or if, within 11 months after substantial completion of the Tenant Improvement Work, Tenant provides notice to Landlord of any latent defect in the Tenant Improvements, then Landlord shall promptly cause such defect to be corrected.

4 COMPLIANCE WITH LAW; SUITABILITY FOR TENANT’S USE. Landlord shall cause the Work List to comply with law. Except as provided in the preceding sentence, Tenant shall be responsible for ensuring that the Work List is suitable for Tenant’s use of the Premises, and neither the preparation nor the approval of the Work List by Landlord or its consultants shall relieve Tenant from such responsibility. Landlord may contest any alleged violation of law in good faith, including by seeking a waiver or deferment of compliance, asserting any defense allowed by law, and exercising any right of appeal (provided that, after completing such contest, Landlord makes any modification to the Work List or any alteration to the Premises that is necessary to comply with any final order or judgment).

5 COMPLETION.

5.1 Substantial Completion. For purposes of Section 2.2 of this Agreement, and subject to Section 4.2 below, the Tenant Improvement Work shall be deemed to be “Substantially Complete” upon the completion of the Tenant Improvement Work pursuant to the Work List (as reasonably determined by Landlord), with the exception of any details of construction, mechanical adjustment or any other similar matter the non-completion of which does not materially interfere with Tenant’s use of the Premises.

5.2 Tenant Cooperation; Tenant Delay. Tenant shall use reasonable efforts to cooperate with Landlord, the Contractor, and Landlord’s other consultants to provide any necessary approvals relating to the Work List, obtain the Permits, and complete the Tenant Improvement Work as soon as possible, and Tenant shall meet with Landlord, in accordance with a schedule determined by Landlord, to discuss the parties’ progress. Without limiting the foregoing, if (i) the Tenant Improvements include the installation of electrical connections for furniture stations to be installed by Tenant, and (ii) any electrical or other portions of such furniture stations must be installed in order for Landlord to obtain any governmental approval required for occupancy of the Premises, then (x) Tenant, upon five (5) business days’ notice from Landlord, shall promptly install such portions of such furniture stations in accordance with Sections 7.2 and 7.3 of the Lease, and (y) during the period of Tenant’s entry into the Premises for the purpose of performing such installation, all of Tenant’s obligations under this Agreement relating to the Premises shall apply, except for the obligation to pay Monthly Rent. In addition, without limiting the foregoing, if the Substantial Completion of the Tenant Improvement Work is delayed (for purposes of this Exhibit B, a “Tenant Delay”) as a result of (a) [Intentionally Omitted]; (b) [Intentionally Omitted]; (c) any failure of Tenant to timely approve any matter requiring Tenant’s approval; (d) any breach by

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Tenant of this Suites 242 & 245 Work Letter or this Agreement; (e) any request by Tenant for any revision to, or for Landlord’s approval of any revision to, the Work List (except to the extent that such delay results from a breach by Landlord of its obligations under Section 2.7 above); (f) [Intentionally Omitted]; (g) [Intentionally Omitted]; or (h) any other act or omission of Tenant or any of its agents, employees or representatives, then, notwithstanding any contrary provision of this Agreement, and regardless of when the Tenant Improvement Work is actually Substantially Completed, the Tenant Improvement Work shall be deemed to be Substantially Completed on the date on which the Tenant Improvement Work would have been Substantially Completed if no such Tenant Delay had occurred. Notwithstanding the foregoing, Landlord shall not be required to tender possession of the Premises to Tenant before the Tenant Improvement Work has been Substantially Completed, as determined without giving effect to the preceding sentence.

6 MISCELLANEOUS. Notwithstanding any contrary provision of this Agreement, if Tenant defaults under this Agreement before the Tenant Improvement Work is completed, Landlord’s obligations under this Suites 242 & 245 Work Letter shall be excused until such default is cured and Tenant shall be responsible for any resulting delay in the completion of the Tenant Improvement Work. This Suites 242 & 245 Work Letter shall not apply to any space other than the Premises.

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EXHIBIT C

NOTICE OF LEASE TERM DATES

                    , 20

To:	Coherus Biosciences, Inc.

Re: Fourth Amendment (the “Fourth Amendment”), dated                 , 2014, to a lease agreement dated September 26, 2011, between CA-TOWERS AT SHORES LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and COHERUS BIOSCIENCES, INC., a Delaware corporation (“Tenant”), concerning Suites 242 & 245 on the second floor of the building located at 201 Redwood Shores Parkway, Redwood City, California (the “Suites 242 & 245 Expansion Space”).

Lease ID:

Business Unit Number:

Dear                     :

In accordance with the Fourth Amendment, Tenant accepts possession of the Suites 242 & 245 Expansion Space and confirms that (a) the Suites 242 & 245 Expansion Effective Date is                 , 2014, and (b) the Additional Extended Expiration Date is April 30, 2017.

Please acknowledge the foregoing by signing all three (3) counterparts of this letter in the space provided below and returning two (2) fully executed counterparts to my attention. Please note that, under Section 2.3 of the Fourth Amendment, Tenant is required to execute and return (or reasonably object in writing to) this letter within five (5) days after receiving it.

“Landlord”:

CA-TOWERS AT SHORES CENTER LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EOP Owner GP L.L.C., a Delaware limited liability company, its general partner

By:
Name:
Title:

Agreed and Accepted as of , 201 .

“Tenant”:

COHERUS BIOSCIENCES, INC., a Delaware corporation

By:
Name:
Title:

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Fourth Amendment as of the day and year first above written.

LANDLORD:

CA-TOWERS AT SHORES CENTER LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EOP Owner GP L.L.C., a Delaware limited liability company, its general partner

	By:	/s/ Kenneth Young
	Name:	Kenneth Young
	Title:	Vice President – Leasing

TENANT:

COHERUS BIOSCIENCES, INC., a Delaware corporation

By:	/s/ Dennis M. Lanfear
Name:	Dennis M. Lanfear
Title:	President & CEO

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